UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) of The Securities Exchange Act of 1934

August 22, 2017
Date of Report
(Date of earliest event reported)

RAVEN INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

South Dakota	001-07982	46-0246171
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205 East 6th Street, P.O. Box 5107, Sioux Falls, SD		57117-5107
(Address of principal executive offices)		(Zip Code)

(605) 336-2750
(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01. Entry into a Material Definitive Agreement.
On August 22, 2017 (the “Effective Date”), Raven Industries, Inc., (“Raven”) entered into an asset purchase agreement (the “Agreement”) with Colorado Lining International, Inc., a Colorado corporation, headquartered in Parker, CO (“CLI”).

CLI is a full service Geosynthetics Contractor offering factory expert geomembrane fabrication and installation under one roof. CLI offers assistance in flexible membrane liner selection, coating material selection, fabrication techniques and design/build installation.

Under the terms of the Agreement, Raven will acquire substantially all of the assets of CLI (the “Acquisition”). Subject to particular exceptions set forth in the Agreement, including certain post-closing obligations pursuant to specified contracts to be assigned to Raven at closing.

The Acquisition is expected to close in September 2017, subject to the satisfaction of various customary conditions.

Under the terms of the Agreement, Raven will pay approximately $14 million in cash for the CLI assets (the “Purchase Price”). In addition, subject to certain offset rights, Raven may be required to pay CLI up to $2 million of additional contingent earn-out consideration based upon certain performance measures over a three-year period following the Closing Date.

Item 8.01 Other Events
On August 22, 2017, Raven issued a press release in which it announced that it entered in to the Agreement. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
99.1	Raven Industries, Inc. press release dated August 22, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RAVEN INDUSTRIES, INC.
/s/ Steven E. Brazones
Steven E. Brazones
Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

Dated: August 22, 2017

EXHIBIT INDEX

Exhibit No.	Description
99.1	Raven Industries, Inc. press release dated August 22, 2017.